Exhibit 10.1
JOHNSON & JOHNSON
2009 CERTIFICATES OF LONG-TERM PERFORMANCE PLAN
1. Purposes.
     The purposes of the Plan are to provide long-term incentives to those persons with responsibility for the success and growth of Johnson & Johnson, a New Jersey corporation (the “Corporation”) and its subsidiaries and affiliated entities, to assist the Corporation and its subsidiaries and affiliated entities in recruiting, retaining, and motivating a diverse and talented group of employees on a competitive basis, and to ensure a pay for performance linkage for such persons.
2. Definitions.
     For purposes of the Plan:
     “Award” means a grant of Certificates of Long-Term Performance.
     “Board” means the Board of Directors of the Corporation.
     “Certificate of Long-Term Performance” means an Award, described in Section 5 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Compensation & Benefits Committee of the Board (or any successor committee). The Committee shall be appointed by the Board and shall consist of at least three independent, outside members of the Board. The members of the Committee, in the judgment of the Board, shall constitute (a) non-employee directors as defined in Rule 16b-3 of the Securities and Exchange Act of 1934 and any rules and regulations of the principal stock exchange on which Common Stock is listed or quoted and (b) outside directors as defined in the regulations under Section 162(m) of the Code.
     “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.
     “Common Stock Dividend Yield” means the percentage determined by dividing: (1) the cash dividends paid on one share of Common Stock during a calendar year by (2) the daily average Closing Market Value of the Common Stock during that calendar year.
     “Dividend Equivalent” means, on any dividend record date, an amount described in Section 7 hereof.
     “Eligible Participants” means employees of the Corporation and its domestic subsidiaries (including executive officers and officers of the Corporation), employees of international subsidiaries and joint venture operations of the Corporation and its subsidiaries, and employees of joint venture partners who are assigned to any such joint ventures.
     “Closing Market Value” on any date means the closing sales price, on such date, of shares of Common Stock on the principal securities exchange on which such shares are traded.
     “Fiscal Year” means the fiscal year of the Corporation.
     “Formula Value” means the value of a Certificate of Long-Term Performance described in Section 6 hereof.
     “Key Employee” means a key employee as defined in the regulations under Section 409A of the Code.
     “Named Executive Officer” means, for any Fiscal Year, the Corporation’s executive officers who’s individual compensation information was disclosed in the Corporation’s proxy statement in connection with the Corporation’s Annual Meeting of Shareholders pursuant to the rules and regulations of the U.S. Securities & Exchange Commission, as may be amended from time-to-time.
     “Participant” means an individual who has received an Award under the Plan.

     “Plan” means the Johnson & Johnson 2009 Certificates of Long-Term Performance Plan, as set forth herein and as amended from time to time.
     “Reported Average Basic Shares Outstanding” means, for any Fiscal Year, the average shares outstanding – basic as reported in the Corporation’s consolidated statements of earnings for that Fiscal Year.
     “Reported Net Earnings” means, for any Fiscal Year, the net earnings as reported in the Corporation’s consolidated statements of earnings for that Fiscal Year.
3. Administration of the Plan.
     (a) Authority of Committee. The Plan shall be administered by the Committee, which shall have all of the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described in the Plan):
•	to select the persons to be granted Awards under the Plan;

•	to determine the size and terms of Awards to be made to each Participant;

•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•	to establish objectives and conditions for Awards;

•	to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms and conditions of such agreement (which shall not be inconsistent with the Plan) and who must be the parties to such agreement;

•	to determine whether any conditions applicable to an Award have been met; and

•	to determine the guidelines and/or procedures for the payment of Awards.
     (b) Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not inconsistent with the Plan and which, in the Committee’s opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Corporation and all Eligible Participants.
     (c) Delegation of Authority. To the extent not prohibited by law, the Committee may delegate its authority hereunder to one or more of its members or other persons, except that no such delegation shall be permitted with respect to Awards to Eligible Participants who are subject to Section 16 of the Securities Exchange Act of 1934. Any person to whom the Committee delegates its authority pursuant to this Section 3(c) may receive Awards only if such Awards are granted directly by the Committee without delegation.
     (d) Execution of Documents and Provision of Assistance. The Committee may designate employees of the Corporation to execute documents on behalf of the Committee or otherwise to assist the Committee in the administration and operation of the Plan.
     (e) Uniformity Not Required. The terms and conditions that apply to Awards need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.
4. Eligibility.
     (a) General. Subject to the terms and conditions of the Plan, the Committee may, from time to time, select from all Eligible Participants those to whom Awards shall be granted under Section 5 hereof and shall determine the nature and amount of each Award.
     (b) International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of law in other countries in which the

Corporation or any of its subsidiaries or affiliates operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Participants employed by the Corporation or any of its subsidiaries or affiliates outside the United States should participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Participants, and (iii) establish subplans and other Award terms, conditions, and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws and regulations of countries outside the United States in order to assure the lawfulness, validity and effectiveness of Awards granted under the Plan.
5. Awards to Eligible Participants.
     (a) Grants. Subject to the terms and conditions of the Plan, Certificates of Long-Term Performance may be granted to Eligible Participants.
     (b) Certificate of Long-Term Performance. A Certificate of Long-Term Performance is a contractual right to receive a cash amount based on the Formula Value of a Certificate of Long-Term Performance, subject to such terms and conditions as the Committee may establish.
     (c) Terms and Conditions. The Committee shall impose such terms, conditions, and/or restrictions on any Certificates of Long-Term Performance granted pursuant to the Plan as it may deem advisable including: forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals; time-based restrictions on vesting; and/or restrictions under applicable federal, state, foreign, or other applicable laws. Unless otherwise determined by the Committee, Awards shall vest 20% per year commencing on the first anniversary of the grant date (except on in the case of death of a Participant while actively employed in which case the Award would vest as follows: (1) 30% as of the grant date: (2) an additional 40% on the date eighteen (18) months after the grant date; and (3) and additional 30% on the date forty-two (42) months after the grant date).
     (d) Form of Payment. Certificates of Long-Term Performance that become payable in accordance with their terms and conditions shall be settled in cash.
     (e) Payment of Vested Certificate of Long-Term Performance Value. The Corporation shall pay the Participant (or his or her beneficiary or estate) the value of his or her vested Certificates of Long-Term Performance upon the earlier of: (1) the tenth anniversary of the date of grant of the Certificates of Long-Term Performance; or (2) the Participant’s Date of Termination. The value a Participant’s vested Certificates of Long-Term Performance on that date is the Formula Value multiplied by his or her number of vested Certificates of Long-Term Performance on that date.
     (f) Timing of Payment. Unless otherwise determined by the Committee, the value of vested Certificates of Long-Term Performance shall be paid as soon as practical after the earlier of: (1) the tenth anniversary of the date of grant of the Certificates of Long-Term Performance; or (2) the Participant’s Date of Termination.
     (i) Key Employees. If a Participant is a Key Employee, the payment of the value of the Participant’s vested Certificates of Long-Term Performance as of the Date of Termination shall be made as soon as practical after the date that is six (6) months following the Date of Termination.
     (ii) Named Executive Officer. If a Participant is a Named Executive Officer, the payment of the value of the Participant’s vested Certificates of Long-Term Performance as of the Date of Termination shall be made on the date that is the latter of: (1) as soon as practical after the date that is six (6) months following the Date of Termination; or (2) on, or before, March 15th of the calendar year following the Date of Termination.
     (g) No Interest in Shares. Any person who holds Certificates of Long-Term Performance shall have no ownership interest in any shares of Common Stock due to holding Certificates of Long-Term Performance.
     (h) Transfer Restrictions. Certificates of Long-Term Performance may not be sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered at any time.
     (i) Evidence of Certificate of Long-Term Performance. Each Certificate of Long-Term Performance granted pursuant to the Plan shall be evidenced by the written records of Corporation.

6. Formula Value.
     (a) Determined Annually. The Formula Value of a Certificate of Long-Term Performance shall be determined by the Board each year, as of the end of the Corporation’s Fiscal Year, subject to the terms of the Plan, and shall be set forth in the Award document.
     (b) Adjustments to Formula Value. The Board, in its sole discretion, may adjust the Five-Year Average Reported Net Earnings or the Five-Year Average Reported Average Basic Shares Outstanding to adjust for the impact of specific corporate transactions, accounting or tax law changes, and other extraordinary and nonrecurring events.
7. Dividend Equivalents.
     (a) General. Unless otherwise determined by the Committee, Participants who hold vested Certificates of Long-Term Performance shall be credited with one Dividend Equivalent for each such vested Certificate of Long-Term Performance on each cash dividend record date of the Common Stock. Dividend Equivalents cease to be credited to Participants after a Certificate of Long-Term Performance has been paid out.
     (b) Timing of Crediting Dividend Equivalents. Unless otherwise determined by the Committee, a Participant must be employed with the Corporation on a cash dividend record date of the Common Stock in order to be credited with one Dividend Equivalent for each vested Certificate of Long-Term Performance for that date.
     (c) Timing of Payment. Unless otherwise determined by the Committee, Dividend Equivalents credited to a Participant shall be paid in cash on the same date on which the cash dividend on a share of Common Stock is paid.
     (d) Dividend Equivalent Formula. The Dividend Equivalent per quarter for a Fiscal Year is the amount determined by multiplying (1) the Common Stock Dividend Yield for the prior calendar year times (2) the Formula Value of a Certificate of Long-Term Performance as of the prior Fiscal Year end and dividing the resulting product by four (4). The Dividend Equivalent per quarter is rounded to the nearest one-hundredth of a cent.
     (e) Form of Payment. Dividend Equivalents shall be paid in cash. The total Dividend Equivalents paid to a Participant in a quarter shall be rounded to the nearest cent.
     (f) Link to Cash Dividend on the Common Stock. A cash dividend must be declared and paid on the Common Stock in order for a Dividend Equivalent to be credited and paid on a vested Certificate of Long-Term Performance. If there is no cash dividend declared and paid on the Common Stock for a particular date, then there shall be no Dividend Equivalent credited or paid on a vested Certificate of Long-Term Performance for that date.
8. No Deferral of Payments.
     Deferral of payments shall not be permitted under the Plan except to the extent the Committee deems necessary to comply with applicable laws including Section 409A of the Code.
9. Dilution and Other Adjustments.
     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination, or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee shall make such adjustments in the Formula Value and number of Certificates of Long-Term Performance subject to any other Awards granted under the Plan (provided the number of Certificates of Long-Term Performance subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee. Such adjustment shall be conclusive and binding for all purposes of the Plan.
10. Miscellaneous Provisions.
     (a) Rights as Shareholder. A Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder.

     (b) No Loans. No loans from the Corporation or any of its subsidiaries or affiliates to Participants shall be permitted in connection with the Plan.
     (c) No Assignment or Transfer. No Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution.
     (d) Withholding Taxes. The Corporation shall have the right to deduct from all Awards paid in cash (and any other payment hereunder) any federal, state, local, or foreign taxes required by law to be withheld with respect to such Awards.
     (e) Currency and Other Restrictions. The obligations of the Corporation to make delivery of Awards in cash shall be subject to currency and other restrictions imposed by any government.
     (f) No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Corporation or any of its subsidiaries or affiliates, and the Plan shall not interfere with or limit in any way the right of the Corporation or any of its subsidiaries or affiliates to terminate any person’s employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award shall be exclusively governed by the terms and conditions of the Plan, including the right reserved by the Corporation to amend or cancel the Plan at any time without the Corporation incurring liability to the Participant (except, to the extent that the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under the Plan to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments, and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules, and regulations applicable to Certificates of Long-Term Performance, including currency and exchange laws, rules, and regulations.
     (g) Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant with the Corporation or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     (h) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Corporation and shall not be charged to any Award or to any Participant.
     (i) Fractional Certificates. Fractional Certificates of Long-Term Performance shall not be issued under an Award, but the Committee may direct that cash be paid in lieu of fractional certificates or may round off fractional certificates, in its discretion.
     (j) Funding of Plan. The Corporation shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan.
     (k) Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.
     (l) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein shall include the masculine, and the plural shall include the singular and the singular shall include the plural.
     (m) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     (n) Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (o) Rules of Construction. Whenever any provision of the Plan refers to any law, rule, or regulation, such provision shall be deemed to refer to the law, rule, or regulation currently in effect and, when and if such law, rule, or regulation is subsequently amended or replaced, to the amended or successor law, rule, or regulation. The term “including” shall be deemed to include the words “including without limitation.”
     (p) Foreign Currency Exchange Rates. Unless otherwise determined by the Committee, any Dividend Equivalent payment to a Participant who is paid in a currency other than U.S. dollars shall be converted to that currency using the foreign currency exchange rate used to prepare the balance sheet of the Corporation as of the end of the month immediately prior to the date of payment. Unless otherwise determined by the Committee, any payment of the Formula Value of a Certificate of Long-Term Performance to a Participant who is paid in a currency other than U.S. dollars shall be converted to that currency using the foreign currency exchange rate used to prepare the balance sheet of the Corporation as of the end of the Fiscal Year for which the Formula Value was calulated.
11. Effective Date, Governing Law, Amendments, and Termination.
     (a) Effective Date. The Plan was approved by the Board on June 9, 2009 and became effective on September 14, 2009.
     (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of the Code (and the regulations thereunder) pertaining to the deferral of compensation) or the rules and regulations of any stock exchange on which Common Stock is listed or quoted.
     (c) Governing Law. All questions pertaining to the construction, interpretation, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law.
     (d) Termination. The Plan shall continue to be effective until terminated by the Board.

[Form of Award Agreement]
JOHNSON & JOHNSON
AWARD AGREEMENT
CERTIFICATES OF LONG-TERM PERFORMANCE
Granted To:
PID #
Grant Date:

Grant Type
Certificates of Long-Term
Grant No.	Performance	No. of Certificates

No. of Certificates to Vest on
Vesting Schedule	Date	Vesting Date
Vesting Date 1
Vesting Date 2
Vesting Date 3
Vesting Date 4
Vesting Date 5
          1. Grant of Certificates of Long-Term Performance. Subject to the terms and conditions of this Award Agreement and the Johnson & Johnson 2009 Certificates of Long-Term Performance Plan, as amended from time to time (the “Plan”), Johnson & Johnson, a New Jersey corporation, hereby grants you the above-stated number of Certificates of Long-Term Performance (“CLPs”) that will become vested in accordance with Section 2 hereof. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Award Agreement or, to the extent that this Award Agreement does not define a capitalized term used herein, by the Plan. The CLPs granted herein are subject to all of the terms and conditions relating to CLPs contained in the Plan, and the terms of the Plan are hereby incorporated herein by reference. A copy of the Plan is available in and from the Office of the Secretary of Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933 (732-524-0400).
          2. Vesting of Certificates of Long-Term Performance.
               (a) General. Except as otherwise provided in this Section 2, the CLPs granted herein shall be vested on the Vesting Dates above, provided that, on each vesting date, you are, and have been at all times since the Grant Date, an employee of the Company. For purposes of the CLPs, persons on Company-approved leaves of absence are considered employees of the Company, but persons on long-term disability are not considered employees of the Company, unless otherwise required by law.
               (b) Termination of Employment. If you cease to be employed by the Company for any reason at any time before a vesting date, then except as otherwise provided in this Section 2(c) hereof, the unvested CLPs shall become null and void on your Date of Termination.
               (c) Death While Actively Employed. If you die while actively employed by the Company, then the CLPs granted herein shall be vested as follows: (1) 30% as of the Grant Date; (2) an additional 40% on the date eighteen (18) months after the Grant Date; and (3) an additional 30% on the date 42 months after the Grant Date, provided that, on each vesting date, the Participant had been at all times since the grant date, an employee of the Company. The unvested CLPs shall become null and void on your date of death.

          3. Payment of Vested CLP Value.
          (a) Payment of Vested CLP Value. The Company shall pay to you (or your beneficiary or estate) the value of your vested CLPs upon the earlier of: (1) the tenth anniversary of the Grant Date of the CLPs; or (2) your Date of Termination. The value of your vested CLPs on that date is the Formula Value multiplied by your number of vested CLPs on that date.
          (b) Timing of Payment. The value of vested CLPs shall be paid as soon as practical after the earlier of: (1) the tenth anniversary of the Grant Date of the CLPs; or (2) your Date of Termination unless you are a Key Employee or Named Executive Officer.
          (i) Key Employees. If you are a Key Employee, the payment of the value of your vested CLPs as of your Date of Termination shall be made as soon as practical after the date that is six (6) months following your Date of Termination.
          (ii) Named Executive Officer. If you are a Named Executive Officer, the payment of the value of your vested CLPs as of your Date of Termination shall be made on the date that is the latter of: (1) as soon as practical after the date that is six (6) months following your Date of Termination; or (2) on, or before, March 15th of the calendar year following your Date of Termination.
          4. Dividend Equivalents.
          (a) General. For each vested CLP you hold you will be credited with one Dividend Equivalent for each cash dividend record date of the Common Stock. Dividend Equivalents cease to be credited to you after a CLP has been paid out or you have terminated employment with the Company.
          (b) Timing of Crediting Dividend Equivalents. You must be employed with the Company on a cash dividend record date of the Common Stock in order to be credited with one Dividend Equivalent for each vested Certificate of Long-Term Performance for that date.
          (c) Timing of Payment. Dividend Equivalents shall be paid in cash on the same date on which the cash dividend on a share of Common Stock is paid.
          5. Tax Withholding. The Company shall have the right to deduct from any payment hereunder any federal, state, local, or foreign taxes required by law to be withheld.
          6. Nontransferability of CLPs. The CLPs and any rights granted hereunder may not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution. Nor shall any such rights be subject to execution, attachment or similar process, other than in accordance with the terms of the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate, or otherwise dispose of the CLPs or of any rights granted herein contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon the CLPs or such rights, the CLPs and such rights shall become null and void, unless otherwise determined by the Committee.
          7. No Special Employment Rights. Nothing contained in the Plan or this Award Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue your employment for any period.
          8. Notices. Unless Johnson & Johnson notifies you otherwise in writing, all notices and designations to be submitted to Johnson & Johnson in connection with the CLPs shall be addressed to:
Equity Compensation Resources
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

          9. Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Certificate:
               (a) “Certificate of Long-Term Performance” means an Award, described in Section 5 of the Johnson & Johnson 2009 Certificates of Long-Term Performance Plan.
               (b) “Committee” means the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (or any successor committee).
               (c) “Company” means Johnson & Johnson and its subsidiaries and affiliates, as determined by the Committee.
               (d) “Date of Termination” means the last date on which you were in an active employment status with the Company. Specifically, if you are covered by a severance agreement or arrangement, the Date of Termination shall be your last date of active employment with the Company, not the date corresponding to the end of the severance period. If you become Disabled, your Date of Termination is the date on which you are considered to be Disabled.
               (e) “Disability” or “Disabled” means termination of employment with the Company accompanied by a change in status to “disabled” in accordance with the personnel and/or human resources policy of the Company.
               (f) “Dividend Equivalent” means, on any dividend record date, an amount described in Section 7 of the Johnson & Johnson 2009 Certificates of Long-Term Performance Plan.
               (g) “Five-Year Average Reported Average Basic Shares Outstanding” means, as of the end of each Fiscal Year of the Company, the average of the Reported Average Basic Shares Outstanding of the five (5) Fiscal Years ending as of the end of that Fiscal Year.
               (h) “Five-Year Average Reported Net Earnings” means, as of the end of each Fiscal Year of the Company, the average of the Reported Net Earnings of the five (5) Fiscal Years ending as of the end of that Fiscal Year.
               (i) “Formula Value” means the average of annual net earnings as reported per share of Common Stock of the Company for five (5) Fiscal Years ending as of the end of that Fiscal Year. For purposes of calculating the five-year average of annual net earnings as reported per share of Common Stock of the Company, Five-Year Average Reported Net Earnings is divided by Five-Year Average Reported Average Basic Shares Outstanding. The Formula Value shall be rounded to the nearest cent.
               (j) “Grant Date” means the date on which the CLPs are granted, as set forth above.
               (k) “Key Employee” means a key employee as defined in the regulations under Section 409A of the Code.
               (l) “Named Executive Officer” means, for any Fiscal Year, the Corporation’s executive officers who’s individual compensation information was disclosed in the Corporation’s proxy statement in connection with the Corporation’s Annual Meeting of Shareholders pursuant to the rules and regulations of the U.S. Securities & Exchange Commission, as may be amended from time-to-time.
          10. Miscellaneous.
               (a) Except as provided herein, this Award Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Johnson & Johnson.
               (b) This Award Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law.

Johnson & Johnson
By: